EXHIBIT 11.

                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)
                                   (Unaudited)


                                Three Months Ended         Six Months Ended
                                April 28,  April 30,     April 28,  April 30,
                                    1996       1995          1996       1995
PRIMARY SHARES:

Average common shares
  outstanding                      9,550      9,015        9,533       8,997
Common equivalent shares
  outstanding                        608        362          606         205
                                  10,158      9,377       10,139       9,202

Net income                         2,071      1,998        2,811       3,822
Dividend on preferred stock         (240)                   (480)
Net income applicable to
  common stock                    $1,831     $1,998       $2,331      $3,822

Net income per common and common
  equivalent share, primary        $ .18      $ .21        $ .23    $    .41

FULLY DILUTED SHARES:

Average common shares
  outstanding                      9,550      9,015        9,533       8,997
Common equivalent shares             662        423          633         270
Potential dilution of convertible
 redeemable preferred stock        1,143                   1,143
                                  11,355      9,438       11,309       9,267

Net income                         1,831      1,998        2,331       3,822
Add back dividend on
  preferred stock                    240                     480
Net income for calculating fully
 diluted earnings per share       $2,071     $1,998       $2,811      $3,822

Net income per common and common
  equivalent share, fully diluted $     .18 $       .21   $ .25  $    .41



Fully diluted earnings per common and common equivalent share do not result in dilution of three percent or more or are anti-dilutive and, therefore, are not separately presented in the consolidated statements of income.